FOR IMMEDIATE RELEASE - December 18, 2012

DURHAM, N.C.-M&F Bancorp, Inc. (OTCBB: MFBP) a bank holding company headquartered in Durham, NC, today announced that its Board of Directors has approved a regular cash dividend of $0.125 per share. Shareholders shall receive $0.125 for each share of common stock held at the close of business on December 21, 2012. The payment date is Friday, December 28, 2012.

James A. Stewart, Chairman of the Board, stated “Mechanics and Farmers Bank has a 104 year legacy of serving the Triangle, the Triad, and the Charlotte areas of North Carolina. We are pleased to continue serving loyal customers in these communities and to be able to reward our shareholders with this dividend. With the continued economic pressures on community banks, the Board of Directors determined that they will review the Company's ability to declare dividends during the fourth quarter of each year. No quarterly dividends to common shareholders are anticipated for the foreseeable future. Many of our borrowers have experienced financial difficulties and we remain committed to doing all that we can to enable them to meet their repayment obligations to Mechanics and Farmers Bank. The Board and Management want to give special thanks for the ongoing support and loyalty of our shareholders, depositors, customers and employees. “

M&F Bancorp, Inc., a bank holding company headquartered in Durham, NC with assets of approximately $311 million as of September 30, 2012 is the parent company of Mechanics and Farmers Bank ("M&F Bank"). M&F Bank, a state-chartered commercial bank founded in 1907, has operated continuously and profitably since 1908. With branch locations in Durham, Raleigh, Charlotte, Greensboro and Winston-Salem, NC, M&F Bank is one of only a few NC banks designated by the U.S. Treasury as a Community Development Financial Institution.

This release contains certain forward-looking statements with respect to the financial condition, results of operations and business of M&F Bancorp, Inc. (the "Company") and M&F Bank. These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of management of the Company and M&F Bank and on the information available to management at the time that these disclosures were prepared. These statements can be identified by the use of words like "expect," "anticipate," "estimate" and "believe," variations of these words and other similar expressions. Readers should not place undue reliance on forward-looking statements as a number of important factors could cause actual results to differ materially from those in the forward-looking statements. Neither the Company nor M&F Bank undertakes an obligation to update any forward looking statements. Additional information is detailed in the Company's filings with the Securities and Exchange Commission, and is available at www.sec.gov.

Source: M&F Bancorp, Inc.
Contact: M&F Bancorp, Inc. Lyn Hittle, CFO, 919.687.7800, ext 547; Lyn.hittle@mfbonline.com